Exhibit 5


          June 24, 1994




          Southwestern Bell Corporation
          175 E. Houston Street
          San Antonio, Texas  78205

          Dear Sirs:

          In connection with the registration under the Securities Act of 1933 (the "Act") of shares (the "Shares") of Common Stock, par value $1.00 per share, of Southwestern Bell Corporation, a Delaware corporation (the "Corporation"), and related stock purchase rights (the "Rights") to be issued pursuant to the Shareowner Rights Plan, dated as of January 27, 1989, between the Corporation and American Transtech, Inc. ("ATI"), as amended by the Amendment to Rights Agreement, dated as of August 5, 1992, by and among the Corporation, ATI, and The Bank of New York ("BNY"), as successor Rights Agent, and as further amended by the Second Amendment to Rights Agreement, dated as of June 15, 1994, by and between the Corporation and BNY (as amended, the "Rights Plan"), I am of the opinion that:

              (1) The Shares have been duly authorized to the extent of 10,000,000 Shares, which may be purchased pursuant to the Southwestern Bell Corporation Savings Plan for Salaried Employees and the Southwestern Bell Corporation Savings and Security Plan (Non-Salaried Employees) (the "Plans"), and, when the Registration Statement relating to the Shares (the "Registration Statement") has become effective under the Act, upon issuance of the Shares and payment therefore in accordance with the Plans and the resolutions of the Board of Directors of the Corporation relating thereto, the Shares will be legally issued, fully paid and nonassessable;

              (2) Assuming that the Rights Plan has been duly authorized, executed and delivered by the Rights Agent, then when the Registration Statement has become effective under the Act and the Shares have been validly issued and sold as contemplated in paragraph (1) above, the Rights attributable to the Shares will be validly issued;

              (3) The Plans, as amended, have been duly adopted by the Corporation and the participations acquired under the Plans as provided therein are and will be legally existing participations in accordance with the terms thereof;

              (4) The provisions of the Plans, as amended, are in
              compliance with the requirements of the Employee Retirement
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              Income Security Act of 1974, 29 USC 1001 et seq., pertaining to such provisions; and

              (5) The Corporation has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

          The foregoing opinion is limited to the laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

          I have relied as to certain matters on information obtained from public officials, officers of the Corporation and other sources believed by me to be responsible.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

          Very truly yours,



          /s/   William J. Free
          William J. Free
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